Exhibit 10.25


                 EXECUTIVE INCENTIVE COMPENSATION AGREEMENT


This Executive Incentive Compensation Agreement ("Agreement") is made effective as of this 24th day of October, 1996, between Mallinckrodt Inc. (the "Company") and Paul D. Cottone (the "Executive").

          WHEREAS, Executive is currently an executive employee of the Company's veterinary and animal products operations known as Mallinckrodt Veterinary, Inc., i.e. hereinafter the "Business", who is employed as its President and Chief Executive Officer and has significant management responsibilities in the operation of that Business;

          WHEREAS, the Company has determined to divest itself of the Business by selling or otherwise disposing of it;

          WHEREAS, the Company recognizes that Executive is a valuable resource to the Business and has determined that it requires the continued service of the Executive to maximize the proceeds to be realized from Divestiture of the Business;

          WHEREAS, Executive is willing to remain as an employee of the Business and the Company, as the Company determines, in exchange for enhanced compensation to be paid under certain circumstances;

          NOW, THEREFORE, in exchange for the promises and covenants described below and for other valid consideration, whose receipt and sufficiency is acknowledged, the Company and the Executive agree as follows:

          1.      Continued Employment.

                  (a) The Company agrees to continue to employ Executive, and the Executive agrees to remain employed by the Company for such period as the Company determines appropriate. Executive shall continue to use his best efforts to perform his duties as President and Chief Executive Officer of the Business and such other duties as the Company directs him/her to perform. While employed by the Company, Executive agrees to devote his/her full business time, energy and attention exclusively to the affairs of the Company and performance of duties allocated to him.

                  (b) Executive agrees to use his best efforts to cooperate with the Company, and to perform such tasks as allocated to him, to divest the Business, to maximize the value to be obtained by the Company upon the Business' Divestiture, to facilitate the Divestiture and to retain and motivate employees of the Business during the Divestiture process.

          2. Compensation While an Employee. While an employee of the Business, Executive shall receive his annual base salary as it exists on the date of this Agreement and as established from the Company from time to time. Executive shall be eligible to continue to participate on a reasonable basis:

                   (a)    In any annual incentive, stock option,
long-term incentive performance and other compensation plans and programs of the Company which are applicable to his position in such manner as established by the Company;

                  (b) In all employee benefit plans and programs in accordance with their terms (including, but not limited to, medical, life and accident insurance, disability, retirement, investment and vacation plans) and perquisites applicable to his position and as may be established or maintained by the Company.

All compensation, incentives and employee benefits shall be provided to Executive in accordance with the terms of those programs as administered by the Company.

          3.      Divestiture Incentive Compensation.  If the
Executive remains employed by the Company through the Closing Date, the Executive will be paid the compensations described below:

                 (a) Retention Incentive Payment. The Company will pay to Executive an amount equal to one (1) time his/her annual base salary rate in effect on the Closing Date. This amount will be paid in cash to the Executive within 30 days following the Closing Date.

                 (b) Sale Incentive Bonus. Immediately after the Closing Date, the Company will determine a Sale Incentive Bonus Pool as described below based upon the Value of Proceeds received by the Company, during the period commencing with the date of this Agreement and ending on the Closing Date, for the Business upon its Divestiture. The Company will then pay to Executive a Sale Incentive Bonus as described below based upon the size of the Bonus Pool established.

Value of Proceeds Received   Sale Incentive     Amount of Executive's
or Divestiture of the          Bonus Pool       Sale Incentive Bonus
Business
--------------------------   --------------     ---------------------
  (Dollars in Millions)

   Up to $400              1/2% of value of     35% of Sale Incentive
                           proceeds             Bonus Pool

   $400-plus               $2M + 4% of value
                           of proceeds received
                           over $400

          The amount of the Executive's Sale Incentive Bonus will be paid to Executive in cash within sixty (60) days of the Closing Date.

                 (c) Attainment of Fiscal Year 1997 Performance Objectives. Executive agrees that a critical aspect of his duties during the Divestiture process is management of the Business to attain its performance objectives under the Company's Management Incentive Compensation Plan ("MICP") for the fiscal year starting July 1, 1996 ("FY 97"). Accordingly, if the Closing Date occurs during FY97 and the Business meets its performance objectives or is on target when the Business is sold, then Executive shall receive, in lieu of the amounts that he would have otherwise been eligible to receive: (i) Two Hundred Percent (200%) of the payment that he would have otherwise been entitled to receive under the MICP for FY 97 and
(ii) payment of amounts due him under the provisions of the Company's Long Term Incentive Plan for Senior Management without reduction or proration by reason of Divestiture of the Business or termination of the Executive's employment (unless terminated as described under subparagraph 4(b)) during FY97.

                        (I)    Entitlement to MICP and Long
          Term Incentive Plan payments, and time and manner of their payment, will otherwise be determined under the MICP for FY 97 and Long Term Incentive Plan in accordance with the MICP and Long Term Incentive Plan terms.

                        (II)   If the Business is divested prior
          to June 30, 1997, determination of the level of MICP entitlement will be evaluated based upon performance against objectives as of the Closing Date. If the Compensation Committee of the Board of Directors of Mallinckrodt Inc. concludes, in its judgment, that the Business would have attained 100% of its performance objectives but for the shortened performance period, the Business will be considered to have attained 100% of its objectives.

                 (d) Definitions. For purposes of this Agreement, the terms used herein shall have the following meaning unless otherwise clearly provided.

                       (I)   "Closing Date" means the date on
          which the last of any and all transactions which constitute the Divestiture of the Business is closed, as such date is determined by the Company in its sole and exclusive judgment. None of the incentives described in paragraph 3 will be payable unless this date and Divestiture occurs on or before June 30, 1997, or if active negotiation with third parties for divestiture of the Business is ongoing at June 30, 1997 such later date as the Company in its sole and exclusive judgment may establish.

                       (II)  "Divestiture" means all transactions
          for the sale, disposition, exchange or other transfer of all or substantially all of the ownership of (I) the Business or (II) any entities owned directly or indirectly by, or affiliated with,allinckrodt Inc. or Mallinckrodt Veterinary, Inc. which own the Business, is transferred to persons or entities other than the Company and its affiliates.

                       (III) "Value of Proceeds" means the sum of all amounts of cash received by the Company from all Divestiture transactions as defined above including the Fair Market Value of: (I) all real or personal, tangible or intangible property or rights to property of any type, negotiable or nonnegotiable securities of any type, whether registered or not under any security laws, and any rights to receive any other property and
          (II) all indebtedness of any type issued by any purchaser or entity which acquires all or part of the Business which sums of indebtedness are received or receivable by, paid or payable to the Company. Proceeds received by the Company or Business for the sale or deposition of assets of the Business in the ordinary course of its operations shall not be included in the Value of Proceeds.

                       (IV)  Fair Market Value.  Shall be the
          value assigned by the Company to the Value of Proceeds received by the Company as determined by the Company in its sole and exclusive judgment.

                       (V)   Use of male gender terms, e.g.
          "he" or "him" shall be interpreted to also include the female gender if appropriate.

                 (e) Treatment of Payments for Employee Benefit Plan Purposes. Executive agrees that all amounts described in paragraph 3, except for 50% of the amount of MICP payment, if any, described in subparagraph 3(c)(i), shall not be considered to be compensation, base compensation, earnings, annual incentive or bonus payments for purposes of determining Executive's accrued benefit or any other benefit entitlements under the Mallinckrodt Inc. Retirement Plan, the Investment Plan for Employees of Mallinckrodt Inc. or any other employee benefit or compensation plan or policy of the Company and any of its affiliates.

          4. Termination of Executive's Employment. The following shall apply upon termination of Executive's employment with the Company or any of its affiliates.

                 (a) Termination for Any Reason. If Executive's employment with the Company or any of its affiliates terminates for any reason and, unless otherwise provided pursuant to this or any other agreement with the Executive specifically concerning payment of compensation upon termination of employment, he shall only receive the compensations and benefits due to him pursuant to the compensation and employee benefit plans and policies of the Company described in paragraph 2.

                 (b) Termination for Cause or Resignation. If prior to the Closing Date or at any time prior to payment of sums due under paragraph 3 (except for sums whose payment has been deferred), Executive resigns his employment with the Company or any of its affiliates for any reason or Executive's employment with the Company or any of its affiliates is terminated for Cause, Executive shall not be entitled to receive any amounts described in paragraph 3 which have not yet been paid to him. Cause shall be defined as:

                        (I)   The Executive's neglect of, or failure
to satisfactorily or substantially perform, any of the duties of his position and any other duties assigned to him by the Company unless such failure is due to physical or mental incapacity; or

                        (II)  Any act or omission to act of the
Executive which is determined to be inconsistent with the best interests of the Company or which has the effect of embarrassing or injuring the Company, its business or business relationships.

For purposes of this Agreement, whether Executive has been terminated for Cause shall be determined in the sole and exclusive judgment of the Chairman of the Board of the Company and that determination shall be binding and final on all parties. In the event Executive is terminated for Cause, the Executive shall have an opportunity to meet with the Chairman of the Board before a final determination is made.

                 (c) Termination Prior To The Closing Date For Reasons Other Than Cause or Resignation. If prior to the Closing Date Executive's employment with the Company or any of its affiliates terminates for any reason other than Cause or resignation, (e.g. because of death, disability, Divestiture of a part of the Business by which Executive is employed), Executive shall receive payment of the amounts described in paragraph 3, if any, determined as if he remained employed through the Closing Date.

          5. Deferral Provisions. Any amounts payable under paragraph 3(c) with respect to the Company's MICP will be paid or deferred pursuant to elections previously made by Executive under that Plan, if any. Payment of any other amounts which become payable to Executive under paragraph 3 may be deferred until a later date.
If Executive wishes to defer all such payments, Executive must elect, simultaneously with the execution of this Agreement, to defer them in the manner required by the Company. Any deferral election shall be irrevocable. The provisions of the MICP applicable to payments deferred thereunder will govern such deferrals. All sums deferred shall be credited with interest at the prime rate, compounded monthly, as established at the beginning of each month by Bankers Trust Company of New York.

          6. Release. As a condition precedent to the Company having any obligation to pay the Executive or his Beneficiaries any of the amounts described in paragraph 3, the Company may demand that Executive first execute and shall not revoke an agreement wherein the Executive releases and waives any and all claims which the Executive may have against the Company and its affiliates and others as specified in the waiver and release. The Company may propose any form of release and waiver agreement which it deems appropriate and Executive and/or his Beneficiaries shall be obligated to execute it as a condition precedent to entitlement to any of the payments described in paragraph 3.

         7. Payments Upon Death. Upon the death of the Executive, amounts due to Executive under paragraph 3 shall be distributed to his designated Beneficiary upon becoming payable. Executive may designate one or more Beneficiaries to whom benefits will be paid prior to distribution of such amounts. Each designation shall be in writing as prescribed by the Company and will become effective only when filed with the Company during the Executive's lifetime. Any designation may be changed by filing a new designation and all prior designations shall become void. If the Executive has made no effective designation or all designated Beneficiaries have predeceased the Executive, payments shall be made to the Executive's estate.

          8.     General Provisions.

                 (a) Source of Payments. This Agreement shall not give the Executive or any person, any right to any specific property or assets of the Company. The Company's obligation hereunder is an unfunded, unsecured promise to pay money in the future and the Executive's claim shall be that of a general, unsecured creditor.

                 (b) Nonalienation. Except for the Company's right to offset or forfeit payments stated below, neither Executive nor any other person, prior to the payment or distribution of amounts hereunder, may pledge, sell, anticipate, assign or in any way create a lien upon any amounts payable under this Agreement either by voluntary or involuntary acts or by operation of law. No amounts payable may be attached or subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or any other person. However, if the Executive is indebted to the Company in any manner when payments are due, the Company may offset such indebtedness against the payments and withhold it from any sums due hereunder.

                 (c) No Contract of Employment. This Agreement is not a contract of employment for any term and shall not be interpreted as providing the Executive the right to continue to be retained in the employ of the Company or any of its affiliates or, upon the Executive's termination of employment, to have any right to any amount or benefit except as granted herein. This document shall not be interpreted to imply that the Executive, while employed by the Company, is anything other than an employee at will whose employment may be terminated at any time for any or no reason.

                 (d) Successors. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, by operation of law or otherwise, including any entity or person which shall succeed (whether directly or indirectly, by purchase, merger, or otherwise) to all or substantially all of the business and/or assets of the Company. This Agreement shall be binding upon and inure to the benefit of Executive and his other legal representatives, heirs, and assigns. The duties of the Executive to perform services for the Company are personal and may not be assigned.

                 (e) Amendment and Waiver. This Agreement may not be amended except in a writing which is executed by Executive and a duly authorized officer of the Company. No waiver by either party of any breach or any provision of this Agreement shall be deemed a waiver of a similar or dissimilar provision nor shall the failure of or delay by either party in exercising any right or privilege or operate as a waiver to preclude further exercise thereof or of any other right.

                 (f)    Withholding.  All payments made by the
Company pursuant to this Agreement shall be subject to withholding of such amounts of income and other taxes as the Company may reasonably determine is appropriate.

                 (g)    Entire and Exclusive Agreement.  This
Agreement constitutes the entire agreement of the parties in respect of the subject matter hereof and supersedes any and all negotiations, representations and prior agreements by and between the parties with respect to its subject matter. It specifically supersedes and replaces any other agreements which the Executive may have with the Company and its affiliates concerning payment of any compensation as a result of any Divestiture of the Business.

                 (h) Severability. If any provision of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions shall be unaffected and shall be construed and enforced in accordance with the terms of this Agreement.

                 (i)    Governing Law.  This Agreement shall be
governed by the law of the State of Missouri.

                 (j) Notices. Any notice to be given will be in writing and delivered personally or sent by first class or certified mail addressed to the party concerned at the address below or at such other address as maybe subsequently provided:

                        If to the Company:
                        Mr. Roger Keller
                        Vice President, General Counsel
                        Mallinckrodt Inc.
                        7733 Forsyth Boulevard, Suite 2200
                        St. Louis, Missouri  63105

                        If to the Executive:
                        Paul D. Cottone
                        190 Lancaster Ct.
                        Lake Bluff, IL  60044

                 (k) Administration and Interpretation. The Chairman of the Board of the Company shall have the power to discharge all duties hereunder except that he may delegate them as he sees fit. The Chairman shall be allocated complete discretion to interpret this Agreement and to resolve any and all questions or issues arising under it. The Chairman's determinations shall be final, conclusive and binding on all parties and shall be accorded the maximum possible deference by any reviewing court or agency.

                 (l) Payment to Guardian. If a distribution is payable to a minor or person declared incompetent or to a person that the Company concludes is incapable of handling the disposition of property, the Company may direct payment to the guardian, legal representative or person having the care and custody of such person. The Company may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

          9. Breach. If it is determined by the Company, in its sole determination, that Executive has breached any term of this Agreement, all obligations which the Company may have to pay any amounts under this Agreement will cease and the Company shall be excused from performance of any and all other obligations contained in this Agreement. The right to cease future payments shall not preclude the Company from requesting any other remedies available, either at law or equity.

         10. Termination. This Agreement shall terminate upon the earliest to occur of:

                 (a)    the day following the last date for
incentives established in subparagraph 3(d)(I); however, if the Divestiture of the Business has occurred prior to that date then amounts which would be due pursuant to paragraph 3 may be paid or deferred thereafter as provided herein;

                (b) Payment to the Executive or his Beneficiary of all amounts due and payable pursuant to paragraph 3; or

                (c) Except as provided in subparagraph 4(c), upon termination of the Executive from the employment of the Company if as a result, or at the time, of that termination the Executive is not then entitled to receive any amounts under paragraph 3.

However, the provisions of paragraphs 4, 5, 6, 8, and 9 shall survive the termination of the Agreement if any amounts are paid under paragraph 3.

         IN WITNESS WHEREOF, the Executive has executed this Agreement and, pursuant to authorization from its Board of Directors, the Company has caused this Agreement to be executed on its behalf, all as of the day and year first shown above.


MALLINCKRODT INC.

By: /s/ C. Ray Holman                             /s/ Paul D. Cottone
    --------------------                         --------------------
   C. Ray Holman                                 Executive
   Chairman of the Board and CEO


ATTEST:


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